AIM ImmunoTech

The Ampligen Revolution



Breakthrough advances in immuno-oncology with toll-like receptor 3 agonist

NYSE American: AIM
www.aimimmuno.com

September 2019

Forward-Looking Statements

Some of the statements included in this presentation may be forward-looking statements that involve a number of risks and uncertainties. Among other things, for those statements, we claim the protection of safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements set forth in this presentation speak only as of the date of this presentation. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

Please review the "Risk Factors" section in our latest annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. Corporate press releases and company filings are available at www.aimimmuno.com. The information found on our website is not incorporated by reference into this presentation and is included for reference purposes only.

AIM ImmunoTech Inc. Overview

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, as well as immune-deficiency disorders. AIM ImmunoTech has seen success in the field of immuno-oncology, which has guided the company's focus toward the goal of using Ampligen as a combinational therapy for the treatment of a variety of solid tumor types.

Our product Ampligen (rintatolimod) is being evaluated in multiple oncology indications, and also for the treatment of myalgic encephalomyelitis/chronic fatigue syndrome (ME/CFS). With regulatory approval in Argentina, to the best of our knowledge, Ampligen is the world's only approved therapeutic for ME/CFS. AIM ImmunoTech is sponsoring multiple expanded access programs (EAP) for ME/CFS patients worldwide.

Ampligen has demonstrated in the clinical setting the potential for standalone efficacy in a number of solid tumors. We have also seen success in increasing survival rates and efficacy in the treatment of animal tumors when Ampligen is used in combination with checkpoint blockade therapies. Clinical trials to demonstrate the safety and efficacy of Ampligen in combination with checkpoint blockade drugs such as Keytruda (pembrolizumab) are now underway, and we are making steady clinical progress.

Ampligen (rintatolimod) Development Pipeline

Disease / Indication	Pre-clinical	1	2	3	NDA	Approved	EAP
Myalgic Encephalomyelitis/ Chronic Fatigue Syndrome*	●	●	●	●	U.S.***	Argentina	●
Ovarian, Colorectal, Renal Cell Carcinoma*, Breast and Melanoma* Cancers	●	●	●				
Pancreatic Cancer	●	●**					●
Bladder Cancer	●						

* Orphan Drug Indications in U.S.

** 2 year EAP experience in advanced pancreatic cancer, Ampligen generally well tolerated

*** Received complete response letter from FDA in February 2013. Continuing to identify the path toward approval, potentially with a subset of high responders.

Animal Experiments: Ampligen + Checkpoint Blockade Synergistically Increased Survival/Anti-tumor Response

- At the University of Nebraska, in a **pancreatic cancer** transgenic mouse model, combining Ampligen with an anti-PD-L1 drug shows a significant synergistic increase in median survival over control (p=0.029). (unpublished data Hollingsworth, et al.)

- At the University of Pittsburgh, in a mouse model of **colorectal carcinoma**, the combination of Ampligen plus anti-PD-1 showed a median survival increase of greater than 250% compared to anti-PD-1 alone. (unpublished data Kalinski, et al.)

- At Augusta University, Ampligen synergistically induced a 300% increase in anti-tumor activity, when compared with anti-PD-L1 alone in a mouse **melanoma** model. (unpublished data Hemispherx)

- These synergistic/anti-tumor responses at three different university centers using three different animal models in three different solid tumors have led to new collaborations and planned initiation of multiple combinational clinical trials with Ampligen and FDA-approved checkpoint blockade therapies.

- Universal synergy at two levels: (1) the spectrum of solid tumors and (2) the spectrum of anti-PD-1 and anti-PD-L1 therapies.

Ongoing Clinical Trial Objective: Prove Ampligen Reprograms the Tumor Microenvironment to Convert 'Cold' Tumors Into 'Hot' Tumors that will be Responsive to Checkpoint Inhibitors

- Increase Intratumoral Effector T (Teff) cells
- Decrease Intratumoral Regulatory T (Treg) cells
- Goal is to unleash the cellular immune response to attack and destroy cancer cells and increase survival (Muthuswamy, et al. 2012)
- Ampligen is the only TLR3 agonist (immune adjuvant that potently induces innate immune response) to promote selective attraction of CTLs (Teff) with concomitant increase in Teff/Treg ratio in the tumor microenvironment (Theodorika, et al. 2018)
- All of this with a generally well-tolerated safety profile

Five Ampligen Immuno-oncology Clinical Trials Initiated / Ongoing in the U.S.

- **Advanced Recurrent Ovarian Cancer -** Phase 1 / 2 study of intraperitoneal chemo-immunotherapy in advanced recurrent ovarian cancer at University of Pittsburgh Medical Center. Phase 1 portion establishes intraperitoneal safety. https://clinicaltrials.gov/ct2/show/NCT02432378

- **Advanced Recurrent Ovarian Cancer -** A follow-up Phase 2 study of advanced recurrent ovarian cancer using cisplatin, pembrolizumab, plus Ampligen at University of Pittsburgh Medical Center. Up to 45 patients to be enrolled. Enrollment has commenced and the first patients have just commenced treatment. https://clinicaltrials.gov/ct2/show/NCT03734692

- **Stage 4 Metastatic Triple Negative Breast Cancer -** Phase 2 study of metastatic triple-negative breast cancer using chemokine modulation therapy, including Ampligen and pembrolizumab at Roswell Park Comprehensive Cancer Center. Two of the planned 6 patients enrolled and treated. https://www.clinicaltrials.gov/ct2/show/NCT03599453

Five Ampligen Immuno-oncology Clinical Trials Initiated / Ongoing in the U.S. - Continued

- **Stage 4 Colorectal Cancer Metastatic to the Liver -** Phase 2a study of Ampligen as component of chemokine modulatory regimen on colorectal cancer metastatic to liver at Roswell Park Comprehensive Cancer Center. Seven of 12 planned patients enrolled and treated. https://clinicaltrials.gov/ct2/show/NCT03403634

- **Early-Stage Prostate Cancer -** Phase 2 study investigating the effectiveness and safety of aspirin and Ampligen with or without interferon-alpha 2b (Intron A) compared to no drug treatments in a randomized three-arm study of patients with prostate cancer before undergoing radical prostatectomy (Roswell Park Comprehensive Cancer Center, Dr. G. Chatta, PI). IRB and FDA approval to proceed received; pending internal tasks before the study can be opened, with the goal of the end of September. Up to 60 patients to be enrolled. https://clinicaltrials.gov/ct2/show/NCT03899987

Additional Ampligen Clinical Trials Planned to Be Initiated in 2019-2020, Subject to Funding

- **Early-Stage Triple Negative Breast Cancer -** Phase 1 study of chemokine modulation plus neoadjuvant chemotherapy in patients with early-stage triple negative breast cancer is awaiting FDA authorization. The objective of this study is to evaluate the safety and tolerability of a combination of Ampligen, celecoxib with or without Intron A, when given along with chemotherapy. The goal of this approach is to increase survival.

- **Stage 4 Refractory Metastatic Colorectal Carcinoma -** Phase 2 study of Ampligen plus pembrolizumab in Stage 4 refractory metastatic colorectal carcinoma at Roswell Park Comprehensive Cancer Center. Dr. P. Boland, PI.

- **Stage 4 Urothelial, Melanoma and Renal Cell Carcinoma -** Phase 2 study of Stage 4 urothelial (bladder), melanoma and renal cell carcinoma, resistant to checkpoint blockade, using Ampligen plus checkpoint blockade at Roswell Park Comprehensive Cancer Center. Protocol design currently being finalized.

- **Non-Small Cell Lung Cancer -** First-line therapy for non-small cell lung cancer with SOC chemotherapy plus Ampligen and pembrolizumab at University of Nebraska Medical Center. Dr. V. Ernani, PI. Study design and budget being developed.

- **Advanced Pancreatic Cancer -** Phase 2 study in advanced pancreatic cancer using checkpoint blockade plus Ampligen at University of Nebraska Medical Center. Dr. K. Klute, PI. Protocol and budget being developed.

- **Stage 4 Brain Metastatic Breast Cancer** - A multi-site Stage 4 brain metastatic breast cancer study testing Ampligen as an immunological agent increasing efficacy is awaiting funding.

Expanded Access Program (EAP) with Ampligen as Standalone Treatment in Pancreatic Cancer

- Location: Erasmus University, The Netherlands conducted by Professor Casper van Eijck
- Eligibility: Adults with metastatic or locally advanced pancreatic carcinoma following FOLFIRINOX and adults post-Whipple procedure
- Systemic Immune-Inflammation Index and restaging scans/x-rays were performed every 6 weeks
- Initially approved for extremely advanced cases, now approved for all pancreatic cancer, regardless of stage



By Scientific Animations Inc.

Ampligen in myalgic encephalomyelitis/chronic fatigue syndrome (ME/CFS)

- Just 10 short years ago, the medical consensus was that ME/CFS was a psychological disorder, but today there are a plethora of peer-reviewed medical journal articles that support the proposition that ME/CFS is in fact a medical disorder rooted in the immune system.

- Based upon Phase 2 and 3 clinical trial data, we received commercial approval for Ampligen in the treatment of severe ME/CFS in Argentina in 2016. This same trial data was the basis for an FDA complete response letter in 2013 requiring an additional Phase 3 confirmatory trial, despite a 39% Ampligen response rate based on 25% ETT improvement versus a 23% response rate for the placebo group.

- In order to advance FDA approval, the company has been diligently working on identifying a subset that has even higher levels of response. One option we are evaluating is to seek to narrow the proposed patient population in future clinical studies.

Clinical Safety Record of Ampligen (dsRNA)

- Ampligen has been generally well-tolerated, with almost 100,000 IV doses administered in humans, as well as an intra-nasal and intra-peritoneal safety profile
- Approved as safe for commercial use in Argentina
- Numerous orphan drug designations have been granted by FDA and EMA
- FDA authorized EAP, Ampligen now being administered at two major U.S. clinics for “compassionate care” use
- No evidence of Ampligen-induced autoimmunity
- Safety profile shows that Ampligen has been generally well-tolerated

Supplemental Data: Publications Demonstrating the Immunological Activity of Ampligen in Oncology

Immunological Activity	Reference(s)*
Only TLR3 agonist to promote selective attraction of CTLs (Teff) with concomitant increase in Teff/Treg ratio in the TME	Theodorika, et al. (2018)
Ampligen induces desirable chemokines in the TME, while other TLR3 agonists, such as poly IC, by activating helicases, induce tumor-promoting signals	Theodorika, et al. (2017)
Phase I/II colorectal cancer trial of Ampligen plus rIFNα-2b and celecoxib showed increase ratio of CXCL10 (CTL-attractant) to CCL22 (Treg-attractant) and increase ratio of CTL/Treg markers	Kalinski, et al. (2016)
Induces epitope spreading and cross-reactive IgA antibody formation in humans	Overton, et al. (2014)
dsRNA/Ampligen increased activity (synergistically) of anti-PD1/PD-L1 drugs	Nagato, et al. (2014); Celis Unpub Data
↑ Teff-attracting chemokine (CXCL10) in the tumor microenvironment (TME)	Muthuswamy, et al. (2012); Kalinski Unpub. Data

* Full reference citations available upon request

Supplemental Data: Publications Demonstrating the Immunological Activity of Ampligen – *cont'd*

Immunological Activity	Reference(s)*
Induces dendritic cell maturation: Enhances bioactivity of cancer immunotherapy	Nicodemus, et al. (2010)
Promotes optimal dendritic cell maturation and Th1-type responses of healthy donors and cancer patients *in vivo*	Navabi, et al. (2009)
Induces epitope spreading and cross-protective immunity in mice	Ichinohe, et al. (2007)
Increases Delayed Type Hypersensitivity (DTH) response in HIV disease	Thompson, et al. (1996)
Increases LAK cytotoxicity	Hubbell, et al. (1992b)
Increases antitumor immune mechanisms and survival in animal models of renal cell carcinoma and melanoma	Hubbell, et al. (1992a); Hubbell, et al. (1990)
Induction of macrophage tumoricidal activity	Pinto, et al. (1988)
Increases Natural Killer (NK) cell activity	Zarling, et al. (1980)

* Full reference citations available upon request

Supplemental Data: Publications Demonstrating Activity of Ampligen in ME/CFS and Antiviral Indications, and ME/CFS Research

Activity	References
Ampligen increases exercise performance in ME/CFS in Phase III, placebo-controlled trial	Strayer, et al. (2012)
Review of Ampligen clinical activity in ME/CFS	Mitchell (2016)
Low NK cell activity in ME/CFS increased by Ampligen (*in vitro*)	Strayer, et al. (2015)
Antiviral activity of Ampligen in MERS/SARS	Strayer, et al. (2014)
Protection against Venezuelan and Western Equine Encephalitis Virus (*in vivo*, mouse)	Pinto, et al. (1988); Julander, et al. (2009)
Increased survival in Ebola virus disease (*in vivo*, mouse)	Strayer, et al. (2015)
Cytokine signature associated with ME/CFS medical disorder	Montoya, et al. (2017)
Leveraging prior knowledge of endocrine immune regulation in ME/CFS medical disorder	Morris, et al. (2019)
Blood-based diagnostic for ME/CFS medical disorder	Esfandyarpour, et al. (2019)

AIM ImmunoTech

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Phone: 352-448-7797
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Email: info@aimimmuno.com

NYSE American: AIM
www.aimimmuno.com